As filed with the Securities and Exchange Commission on July 6, 2020.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Accolade, Inc.

(Exact name of registrant as specified in its charter)

Delaware	01-0969591
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1201 Third Avenue, Suite 1700

Seattle, WA 98101

(206) 926-8100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Accolade, Inc. Amended and Restated 2007 Stock Option Plan

Accolade, Inc. 2020 Equity Incentive Plan

Accolade, Inc. 2020 Employee Stock Purchase Plan

(Full titles of the plans)

Rajeev Singh
Chief Executive Officer
Accolade, Inc.
1201 Third Avenue,
Suite 1700
Seattle, WA 98101
(206) 926-8100

(Name and address of agent for service)
(Telephone number, including area code, of agent for service)

Copies to:

Richard Eskew	John W. Robertson
General Counsel	Alan D. Hambelton
Accolade, Inc.	Cooley LLP
660 West Germantown Pike,	1700 Seventh Avenue,
Suite 500	Suite 1900 Seattle,
Plymouth Meeting, PA 19462	WA 98101
(610) 834-2989	(206) 452-8700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☒	Accelerated filer ☐ Smaller reporting company ☐ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share
– 2020 Equity Incentive Plan	4,300,000(2)(3)	$22.00(7)	$94,600,000	$12,280
– 2020 Employee Stock Purchase Plan	1,100,000(4)(5)	$18.70(8)	$20,570,000	$2,670
– Amended and Restated 2007 Stock Option Plan	9,490,780(6)	$8.82(9)	$83,708,680	$10,866
Total	14,890,780		$198,878,680	$25,815

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.
(2)	Represents 4,300,000 shares reserved for future issuance under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”). To the extent that any stock options outstanding under the Amended and Restated 2007 Stock Option Plan (the “2007 Plan”) expire or are terminated prior to exercise, the shares of common stock reserved for issuance upon the exercise of such stock options will become available for issuance as shares of common stock under the 2020 Plan. See footnote 6 below.
(3)	The number of shares reserved for issuance under the 2020 Plan will automatically increase on March 1 of each year, beginning on March 1, 2021, and continuing through and including March 1, 2030, by 4% of the total number of shares of common stock outstanding on the last day of February of the immediately preceding calendar year, or a lesser number of shares determined by the Registrant’s board prior to the applicable last day of February.
(4)	Represents 1,100,000 shares of common stock reserved for future issuance under the Registrant’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”).
(5)	The number of shares of common stock reserved for issuance under the 2020 ESPP will automatically increase on January 1 of each calendar year, beginning on January 1, 2021 and continuing through and including January 1, 2030, by the lesser of (i) 1% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, (ii) 2,750,000 shares, and (iii) a number of shares determined by our board.
(6)	Represents 9,490,780 shares of common stock underlying options outstanding under the 2007 Plan as of the date of this Registration Statement. To the extent that any such stock options expire or are terminated prior to exercise, the shares of common stock reserved for issuance pursuant to such stock options will become available for issuance as shares of common stock under the 2020 Plan. See footnote 2 above.
(7)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $22.00 per share of common stock as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-236786) declared effective on July 1, 2020.
(8)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $22.00 per share of common stock as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-236786) declared effective on July 1, 2020 multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2020 ESPP.
(9)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price for outstanding options granted and outstanding pursuant to the 2007 Plan.

PART I

Information Required in the Section 10(a) Prospectus

The information called for by Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) and has been or will be sent or given to participating service providers in accordance with Rule 428 of the Securities Act, and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Accolade, Inc. (the “Registrant”) with the Commission are incorporated by reference into this Registration Statement:

(a) The Registrant’s prospectus filed on July 2, 2020 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1 as amended (File No. 333-236786), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) The description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on June 25, 2020 (File No. 001-39348) under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(c) All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

See the description of the Registrant’s common stock contained in the Registration Statement on Form S-1 (File No. 333-236786).

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation permits indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws provide that the Registrant will indemnify its directors and officers and permit the Registrant to indemnify its other officers, employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his or her capacity as such.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation and Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.	S-1/A	333-236786	3.1	June 16, 2020

4.2	Amended and Restated Bylaws of the Registrant, as amended July 2016, as currently in effect.	S-1	333-236786	3.2	February 28, 2020

4.3	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the completion of the initial public offering.	S-1/A	333-236786	3.3	June 16, 2020

4.4	Form of Amended and Restated Bylaws of the Registrant, to be effective immediately prior to the completion of the initial public offering.	S-1	333-236786	3.4	February 28, 2020

4.5	Form of common stock certificate of the Registrant.	S-1	333-236786	4.1	February 28, 2020

4.6	Fifth Amended and Restated Registration Rights Agreement by and among the Registrant and certain of its stockholders, dated October 2, 2019.	S-1	333-236786	4.2	February 28, 2020

5.1*	Opinion of Cooley LLP.

23.1*	Consent of KPMG LLP, independent registered public accounting firm.

23.2*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page of this Form S-8).

99.1	Accolade, Inc. Amended and Restated 2007 Stock Option Plan, and forms of agreements thereunder.	S-1/A	333-236786	10.1	June 16, 2020

99.2	Accolade, Inc. 2020 Equity Incentive Plan and forms of agreements thereunder.	S-1/A	333-236786	10.2	June 16, 2020

99.3	Accolade, Inc. 2020 Employee Stock Purchase Plan.	S-1/A	333-236786	10.3	June 16, 2020

*Filed herewith.

ITEM 9.	UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seattle, Washington, on July 6, 2020.

ACCOLADE, INC.

By:	/s/ Rajeev Singh
Name:	Rajeev Singh
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rajeev Singh and Stephen Barnes, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rajeev Singh	Chief Executive Officer and Director (Principal Executive Officer)	July 6, 2020
Rajeev Singh

/s/ Stephen Barnes	Chief Financial Officer (Principal Accounting Officer)	July 6, 2020
Stephen Barnes

/s/ J. Michael Cline	Chairman of the Board	July 6, 2020
J. Michael Cline

/s/ Senator William H. Frist, M.D.	Director	July 6, 2020
Senator William H. Frist, M.D.

/s/ Jeffrey Jordan	Director	July 6, 2020
Jeffrey Jordan

/s/ Peter Klein	Director	July 6, 2020
Peter Klein

/s/ Dawn Lepore	Director	July 6, 2020
Dawn Lepore

/s/ James C. Madden, V	Director	July 6, 2020
James C. Madden, V

/s/ Thomas Neff	Director	July 6, 2020
Thomas Neff

/s/ Patricia Wadors	Director	July 6, 2020
Patricia Wadors

/s/ Michael T. Yang	Director	July 6, 2020
Michael T. Yang